AMENDMENT TO

MUTUAL FUND SERVICES AGREEMENT

FOR TRANSFER AGENCY SERVICES AND

ANTI-MONEY LAUNDERING SERVICES

This AMENDMENT TO THE MUTUAL FUND SERVICES AGREEMENT (“Amendment”) dated as of June 1, 2016, is by and between Spirit of America Investment Fund, Inc. (the “Company”) and Ultimus Asset Services, LLC (“UAS”).

WITNESSETH:

WHEREAS, the Company and UAS, formerly Huntington Asset Services, Inc. (“HASI”), are parties to a certain Mutual Fund Services Agreement dated June 1, 2013 (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the “Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the following:

1.	Exhibit A to the Agreement is hereby amended, as set forth in Exhibit 1 attached hereto and made a part hereof.

2.	Exhibit D to the Agreement is hereby amended, as set forth in Exhibit 2 attached hereto and made a part hereof.

3.	Section 9 of the Agreement is hereby amended, to add the following: “In the event that the Company’s board of directors decides to liquidate all of the Company’s Funds or otherwise exit the mutual fund business or if the Spirit of America Management Corp., the Adviser, decides to transfer control of the Adviser to an unaffiliated third-party, then the Company may terminate this Agreement prior to the end of the Initial Term or any renewed term, without additional fees or penalties, by giving no less than ninety (90) days advance written notice of termination.”

4.	The Agreement, as amended, shall become effective on June 1, 2016 and shall continue in effect for a term of 3 years, unless terminated pursuant to Section 9 of the Agreement.

5.	This Agreement, as amended, may be modified or amended only by mutual written agreement between the parties.

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

ULTIMUS ASSET SERVICES, LLC
(f/k/a Huntington Asset Services, Inc.)

By:	/s/ Mark J. Seger
Name:	Mark J. Seger
Title:	President

SPIRIT OF AMERICA INVESTMENT FUND, INC.

By:	/s/ Alan P. Chodosh
Name:	Alan P. Chodosh
Title:	Treasurer and Secretary

EXHIBIT 1

EXHIBIT A

To Mutual Fund Services Agreement

List of Portfolios

Spirit of America Real Estate Income and Growth Fund, Class A Shares and Class C Shares

Spirit of America Large Cap Value Fund, Class A Shares and Class C Shares

Spirit of America Municipal Tax Free Bond Fund, Class A Shares and Class C Shares

Spirit of America Income Fund, Class A Shares and Class C Shares

Spirit of America Income & Opportunity Fund, Class A Shares and Class C Shares

Spirit of America Energy Fund, Class A Shares and Class C Shares

This Exhibit A, amended as of June 1, 2016, is hereby incorporated and made part of the Mutual Fund Services Agreement for Transfer Agency Services, between the Spirit of America Investment Fund, Inc. and Ultimus Asset Services, LLC (formerly, Huntington Asset Services, Inc.), dated June 1, 2013, as amended (the “Agreement”), and replaces any and all prior versions of Exhibit A to the Agreement.

EXHIBIT 2

EXHIBIT D

To Mutual Fund Services Agreement

ULTIMUS ASSET SERVICES, LLC

AMENDED TRANSFER AGENCY FEE SCHEDULE

I	Base Fees (as defined in the General Description of Transfer Agency Services) [1][2]

Annual Per Account Fees:

• Direct Accounts	• $15 per year

• NSCC Accounts	• $7 per year

• Closed Account Fee	• Not applicable

[1]	Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form design and printing, statement and confirmation production, tax form production and mailing, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges, record storage, telephone charges, DST FanMail/VISION, regulatory filing fees and all other expenses incurred on behalf of the Company and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

[2]	The above fees, when added to the fees payable under the Amended Fund Accounting and Fund Administration Fee Schedule, dated June 1, 2016, will be subject to an annual minimum of $500,000 with respect to the Company.

II	Anti-Money Laundering — Customer Identification Program (Patriot Act)

• New Account Service	• $3 per account

• Annual OFAC Support	• $1.50 per active account

• Research	• $150 per hour plus 3rd party research service fees

• Suspicious Report Filing	• $150 per report

III	Other Services

• Rule 22c2 support and monitoring	• $12,000 per year for the trust

• IRA Account Annual Maintenance if HNB Serves as IRA Trustee	• $15 per account

• AD-HOC Report Generation	• $150 per report

• Development of Model Account Forms and Supplemental Documents	• $1,500

• Updates of Forms/Documents	• $50 per document

• Customization of Forms/Documents	• $1,500 per document

• Custom Programming or Data Extractions:

• Programmers	• $150 per hour

• Third Party Vendor	• Quoted As Needed

IV	Repricing

There will be a $500.00 per day minimum fee/rerun charge when the nightly processing has to be repeated due to incorrect NAV or dividend information received from the Portfolio Pricing Agent due to incorrect or untimely information provided by an Advisor or its Agent.

This Exhibit D, amended as of June 1, 2016, is hereby incorporated and made part of the Mutual Fund Services Agreement for Transfer Agency Services, between the Spirit of America Investment Fund, Inc. and Ultimus Asset Services, LLC (formerly, Huntington Asset Services, Inc.), dated June 1, 2013, as amended (the “Agreement”), and replaces any and all prior versions of Exhibit D to the Agreement.